Exhibit 99.1

ClearOne Receives NASDAQ Deficiency Notification Letter

SALT LAKE CITY, Utah – April 10, 2018 /PRNewswire/ -- ClearOne (NASDAQ: CLRO), a global provider of audio and visual communications solutions, today announced, in accordance with NASDAQ Rules and as previously disclosed on Form 8-K today, that it received a notification letter from staff of the NASDAQ Listing Qualifications Department, dated April 4, 2018, stating that ClearOne is not in compliance with NASDAQ Listing Rule 5250(c)(1), which requires timely filing of periodic reports with the Securities and Exchange Commission (SEC). The letter was issued in accordance with standard NASDAQ procedure under NASDAQ Listing Rules.

As previously announced, the filing of ClearOne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the "Annual Report") was further delayed as the company and its independent auditors need additional time to complete the Annual Report and audit of the company's financial statements relating to recent changes in tax law, goodwill and intangibles impairment previously reported in the last Quarterly Report Form 10-Q and updating the capitalization of legal costs related to patent litigation, among other things. The company intends to file its Annual Report with the SEC as soon as possible and continues to work diligently to finalize its financial statements and expects the Annual Report to be filed next week.

ClearOne has 60 calendar days, or until June 4, 2018, to submit to NASDAQ a plan to regain compliance with the NASDAQ Listing Rules. As previously discussed, ClearOne intends to file its Annual Report with SEC as soon as possible and before the plan has to be submitted to NASDAQ to regain compliance.

About ClearOne

ClearOne is a global company that designs, develops and sells conferencing, collaboration, and network streaming solutions for voice and visual communications. The performance and simplicity of its advanced comprehensive solutions offer unprecedented levels of functionality, reliability and scalability. More information about the company can be found at www.clearone.com.

Contact:

Investor Relations

1-801-975-7200

Investor_relations@clearone.com